July 23, 1997

Confidential
------------

Mr. James Reis
Pilgrim America Investments, Inc.
40 North Central Avenue
Suite 1200
Phoenix, Arizona  85004-4424


Dear Mr. Reis:


                  This letter agreement will confirm the understanding between Pilgrim America Investments, Inc. (the "Manager") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFSI") pursuant to which (a) MLPFSI or one or more of its affiliates (collectively, "Merrill Lynch") agrees to act on an exclusive basis as sole placement agent, on the terms and conditions set forth herein, in connection with the structuring and placement of a private offering (the "Offering") of senior secured notes or revolving loans ("Senior Notes" and together with the Subordinated Notes (as defined below) issued in connection with ML CLO Series 1997 - Pilgrim America-1, the "Notes") and (b) the Manager agrees to serve as collateral manager for the Issuer (as defined below) pursuant to a collateral management agreement in substantially the form of Exhibit B hereto (the "Collateral Management Agreement"). The Notes will be issued by one or more special purpose vehicles (individually and collectively, the "Issuer") pursuant to an Indenture substantially in the form of Exhibit C hereto as revised to reflect the requirements of the trustee, any rating agency rating any of the Senior Notes and as otherwise revised by mutual agreement among the Manager and Merrill Lynch prior to the closing date of the Offering (the "Indenture") in as many as four classes consisting of up to three classes of Senior Notes and one class of subordinated notes ("Subordinated Notes") and will be collateralized primarily by a portfolio of bank loans and high yield bonds to be acquired by the Manager or an affiliate of the Manager (the "Collateral") on behalf of the Issuer.


                  1. Roles of Merrill Lynch and Manager. Merrill Lynch hereby agrees (i) to act as sole advisor to the Manager and the Issuer in connection with structuring the Offering of the Notes, (ii) to act as placement agent for the Notes and to use all reasonable efforts to consummate the Offering and (iii) to purchase (for retention or resale at Merrill Lynch's sole discretion) any Subordinated Notes not placed pursuant to clause (ii) hereof. The Manager hereby agrees to act as collateral manager for the Issuer with respect to the Collateral. The Manager agrees that it has not retained and will not retain any other person, firm, corporation or other entity (any and all of which shall be referred to herein as a "person") to assist the Manager or the Issuer with respect to the underwriting, placement or sale of the Notes and will not, directly or indirectly, offer any of the Notes for sale to, or solicit any offers to buy from, or otherwise contact, approach or negotiate with respect thereto with any person other than Merrill Lynch. Notwithstanding the foregoing, nothing herein shall prevent the Manager
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from retaining Tri-River Capital Group ("Tri-River"),  at the Manager's expense, as a financial adviser to the Manager in connection with the transactions contemplated in this letter agreement.

                  Merrill Lynch's obligations under clauses (ii) and (iii) of the first sentence of this Section 1 shall be conditioned on and subject to (i) no material adverse changes in market conditions from those existing on the date hereof, (ii) unless otherwise agreed between the Manager and Merrill Lynch, a structure for the Notes consistent with the requirements of the applicable rating agencies and prior Merrill Lynch CBO and CLO transactions, and (iii) the timely satisfaction by the Manager of all of its obligations under this letter agreement.

                  The Manager hereby agrees that for a period of 6 months from the issue date of the Notes (such issue date, the "Closing Date") or until Merrill Lynch has resold all of the Subordinated Notes purchased by it on the Closing Date, whichever shall be earlier, the Manager will not commence or participate in any CBO or CLO.

                  2. Manager's Commitment. In order to achieve a transaction of approximately $400 million, it will be necessary to issue approximately $33.5 million aggregate principal amount of Subordinated Notes (such amount, the "Base Subordinated Note Amount"). Accordingly, the Manager hereby agrees to purchase or cause an affiliate to purchase at least $5 million aggregate principal amount of Subordinated Notes (such amount, the "Manager Subordinated Note Amount") at a price of par on the Closing Date, such amount to be subject to change from time to time as mutually agreed in writing between Merrill Lynch and the Manager.

                  3. Compensation. In payment for services being rendered hereunder, the Manager agrees that Merrill Lynch shall be paid the following fees from the proceeds of the Offering of the Notes (however, such fees are separate and distinct from, and do not preclude the receipt of, origination fees which may be payable to investors in the Senior Notes): (i) a structuring fee equal to 1.0% of the aggregate par amount of the Notes and (ii) placement fees determined in the manner described in Exhibit A hereto; provided, however, that the placement fees described in clause (ii) shall not be payable with respect to the Subordinated Notes purchased by the Manager or an affiliate pursuant to this letter agreement. Such fees shall be payable in same day funds at the offices of Merrill Lynch, Merrill Lynch World Headquarters, North Tower, World Financial Center, New York, New York 10281-1317 out of the proceeds of the Offering on the Closing Date.

                  The Manager agrees that the Collateral Management Fee that will be payable pursuant to the Collateral Management Agreement and the Indenture will consist of (capitalized terms not defined in this paragraph shall have the definitions ascribed to them in the Collateral Management Agreement and the Indenture) (a) a "Base Collateral Management Fee" payable in arrears on each Distribution Date pursuant to Section 8 of the Collateral Management Agreement and Section 11.1 of the Indenture, in an amount (as certified by the Manager to the Trustee) equal to 0.35% per annum of the sum of the Aggregate Principal
Amount   outstanding  on  the  first  day  of  the  Due  Period  preceding  such
Distribution Date, (b) a "Subordinated Collateral Management Fee" payable in arrears on each Distribution Date pursuant to Section 8 of the Collateral Management Agreement and Section 11.1 of the Indenture, in an amount (as certified by the Manager to the Trustee) equal to 0.15% per annum of the sum of the Aggregate Principal Amount outstanding on the first day of the Due Period preceding such Distribution Date, and (c) a "Contingent Collateral Management Fee" payable in arrears on each Distribution Date pursuant to Section 8 of the Collateral Management Agreement and Section 11.1 of the Indenture, equal to 0.25% per annum of the Aggregate Principal Amount outstanding on the first day of the Due Period preceding such Distribution Date and as provided in the Indenture; provided, however, that the Contingent Collateral Management Fee will be payable on each Distribution Date only to the extent that (after taking into account any distributions to be made to the Subordinated Notes on such Distribution Date) the holders of the Subordinated Notes have received an internal rate of return of 10% per annum on the amount of the initial principal amount of the Subordinated Notes for the period from the Closing Date to such Distribution
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Date, to the extent of funds  available for such purpose in accordance  with the priorities of payment described under Section 11.1 of the Indenture.

                  4. No Unauthorized Use of Advice from Merrill Lynch. Subject to Section 9, (i) no advice rendered by Merrill Lynch in connection with the services performed by Merrill Lynch pursuant to this letter agreement will be quoted, nor will any such advice or the name of Merrill Lynch be referred to, in any report, document, release or other written communication (including, without limitation, any offering document relating to the Senior Notes or the Subordinated Notes) and (ii) no advice rendered by Merrill Lynch in connection with the services performed by Merrill Lynch pursuant to this letter agreement will be quoted, nor will any such advice be referred to in any oral communication; in either case (i) or (ii) whether prepared, issued or transmitted by the Manager, the Issuer (to the extent acting at the direction of the Manager), or any person or corporation controlling, controlled by or under common control with the Manager or the Issuer (to the extent acting at the direction of the Manager), or any director, officer, employee, agent or representative of any of the foregoing, to any unaffiliated third party, without Merrill Lynch's prior written authorization. The Manager shall not make any public announcement concerning the issuance of the Notes, the Manager's role hereunder or any other aspects of the transactions contemplated by this agreement and the Indenture except: (i) as required by federal and state securities laws or (ii) with the consent of Merrill Lynch provided that such announcement does not violate federal and state securities laws.

                  5. Termination Generally. This letter agreement shall terminate twelve months after the date of signing by the Manager and Merrill Lynch, unless (i) the Manager and Merrill Lynch mutually agree in writing to extend or shorten its term, (ii) in the absence of any mutual agreement, the Manager elects to terminate this agreement by notifying Merrill Lynch in writing and Merrill Lynch consents to such termination, which consent shall not be unreasonably withheld; or (iii) in the absence of any mutual agreement, the Merrill Lynch elects to terminate this agreement by notifying the Manager in writing and the Manager consents to such termination, which consent shall not be unreasonably withheld; provided, however, that Sections 3, 4, 5 and 9 of this letter agreement will survive any termination of this agreement and provided further that any early termination pursuant to subsection (ii) above shall constitute a breach by the Manager for purposes of the provisions under "Termination Not Upon Closing of the Transaction" below and any early termination pursuant to subsection (iii) above shall constitute a breach by Merrill Lynch for purposes of the provisions under "Termination Not Upon Closing of the Transaction" below. If the Offering is not executed during the term of this letter agreement and the Manager or an affiliate enters into a transaction similar to that described above (regardless of the number of classes of securities issued) with a firm other than Merrill Lynch within six months of the termination of this letter agreement, the structuring and placement fees heretofore agreed (calculated based on the corresponding classes of securities issued) shall be promptly paid by the Manager to Merrill Lynch.

                  Termination Upon Closing of the Transaction. If the Notes are issued on the Closing Date, any positive Gross Carry remaining after payment of the Origination Fee (each as defined below) shall be ratably shared between the Manager and Merrill Lynch based upon the Share Ratio (as defined below) and any negative Gross Carry shall be treated as an additional expense of the Offering to be paid from the proceeds of the Offering.

                  "Share Ratio" shall mean the ratio obtained by dividing (x) the Manager Subordinated Note Amount by (y) the Base Subordinated Note Amount. The Share Ratio shall initially be 5/33.5 (thus, 14.9% with respect to the Manager and 85.1% with respect to Merrill Lynch). Such ratio is subject to change from time to time as mutually agreed in writing between Merrill Lynch and the Manager and, if the Notes are issued, shall be automatically deemed changed to equal the ratio of the aggregate principal amount of Subordinated Notes
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actually  purchased  by  the  Manager  or an  affiliate  of the  Manager  to the aggregate principal amount of Subordinated Notes actually issued.

                  If the Notes are issued, Merrill Lynch shall be reimbursed on the Closing Date from the proceeds of the Offering for all reasonable out-of-pocket expenses, including but not limited to the fees and disbursements of Merrill Lynch's counsel, the fees of the applicable rating agencies, the fees of the trustee, including trustee's counsel, and fees for accounting and other professional services that may be incurred in connection with the preparation and placement of the Offering (the "Merrill Lynch Reimbursement Amount"). If the Notes are not issued, the Merrill Lynch Reimbursement Amount shall not exceed $1,000,000 in the aggregate.

                  If the Notes are issued, the Manager shall be reimbursed on the Closing Date from the proceeds of the Offering the Manager Reimbursement Amount (as defined below); provided, however, that in addition to the Manager's Note purchase obligations under Section 2, the Manager shall purchase an aggregate principal amount of Subordinated Notes equal to or greater than the Manager Reimbursement Amount at a price of par of the Closing Date. In addition, if the Notes are issued Merrill Lynch agrees to pay to the Manager on the Closing Date an amount equal to the Origination Fee (as defined below) out of, and only up to, the positive amount of the Gross Carry, if any.

                  "Manager Reimbursement Amount" shall mean an amount equal to all of the Manager's reasonable out-of-pocket expenses, including but not limited to the fees and disbursements of its counsel, in an amount not to exceed
(a) $50,000 if the Notes are issued and (b) $15,000 if no Notes are issued.

                  "Gross Carry" (which may be a negative number) means (a) the amount of interest accrued on the Collateral for the period from the acquisition of such Collateral in anticipation of the Offering to the Closing Date or date on which such Collateral is liquidated following a determination that the Notes will not be issued (the "Accumulation Period"), plus (b) any gain on the sale of any Collateral prior to the Closing Date or from the liquidation of the Collateral, or any hedging gains or profits, following a determination that the Closing Date will not occur (in each case net of expenses of such sale or liquidation and any related hedging costs or losses, but not including the Origination Fee, if any,), minus (c) any loss on the sale of any Collateral prior to the Closing Date or from the liquidation of the Collateral following a determination that the Closing Date will not occur (in each case net of expenses of such sale or liquidation and any related hedging costs or losses, but not including the Origination Fee, if any,) minus (d) an amount (the "Finance
Charge") equal to interest accrued on the average daily amount advanced to purchase the Collateral held by the Issuer or Merrill Lynch during the Accumulation Period at a rate of three-month LIBOR plus 100 basis points. Merrill Lynch shall be paid or shall be entitled to retain the Finance Charge whether or not the Closing Date occurs.

                  Termination Not Upon Closing of the Transaction. If no Notes are issued, the Manager and Merrill Lynch agree to ratably share in any negative Net Carry (as defined below), or in any positive Net Carry remaining after payment of the Origination Fee as described below, based in each case upon the Share Ratio, except upon a breach of this letter agreement by either Merrill Lynch or the Manager as provided below.

                  "Net Carry" (which may be a negative number) means (i) Gross Carry minus (ii) the Merrill Lynch Reimbursement Amount minus (iii) the Manager Reimbursement Amount.

                  If this letter agreement terminates prior to the Closing Date, the Collateral shall be sold or liquidated by Merrill Lynch at the respective Market Prices (as defined below) for each item of Collateral; provided, however, the Manager shall have a right of first refusal to purchase all or any portion of the Collateral
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at the  respective  Market  Prices of such  Collateral.  The  Manager  must give
Merrill Lynch notice that it wishes to exercise such right within 5 business days of the termination of this letter agreement.

                  "Market Price" shall mean the firm bid price obtained by Merrill Lynch from a buyer or buyers in the market for each item of Collateral.

                  Upon the occurrence of a sale or liquidation of the Collateral pursuant to the second preceding paragraph, the Manager shall be entitled to be paid the Origination Fee out of, and only up to, the positive amount of the Net Carry, if any.

                  "Origination Fee" shall mean an amount equal to 0.385% per annum on the average daily principal amount of the Collateral held by the Issuer or Merrill Lynch during the Accumulation Period.

                  Upon a termination of this letter agreement due to a breach by the Manager of any of its obligations or agreements hereunder, the Manager hereby agrees that Merrill Lynch shall not be responsible for, and shall be held harmless from any losses (including any unreimbursed Merrill Lynch Reimbursement Amount or Manager Reimbursement Amount) relating to, such termination. Upon the occurrence of such a breach, the Manager shall not be entitled to the Origination Fee regardless of any gains resulting from a sale or liquidation of the Collateral pursuant to the fourth preceding paragraph.

                  Upon a termination of this letter agreement due to a breach by Merrill Lynch of any of its obligations or agreements hereunder, Merrill Lynch hereby agrees that the Manager shall not be responsible for, and shall be held harmless from any losses (including any unreimbursed Merrill Lynch Reimbursement Amount or Manager Reimbursement Amount) relating to, such termination. Upon the occurrence of such a breach, the Manager shall be entitled to the Origination Fee regardless of gains or losses resulting from the sale or liquidation of the Collateral pursuant to the fifth preceding paragraph.

                  6. Notices. Each notice or request by the Manager hereunder will be evidenced by a writing signed by authorized representatives of the Manager. All communications hereunder shall be in writing and shall be mailed or delivered (i) to the Manager at the address set forth above, and (ii) to Merrill Lynch, at its offices at Merrill Lynch World Headquarters, North Tower -7th Floor, World Financial Center, New York, New York 10281-1307, Attention: Frank Ronan, Managing Director.
                  7. Benefits of this Agreement. This letter agreement shall be binding on and inure to the benefit of Merrill Lynch, the Manager and their respective successors and assigns. No person other than such parties specified in the preceding sentence shall have any rights with respect to the enforcement of any of the rights or obligations hereunder.

                  No party to this letter agreement shall assign this letter agreement to any other person or entity without the prior written consent of each party hereto.

                  8. Manager Representation. The Manager represents that neither it nor any of its affiliates is a party to or is bound by any agreement (written or unwritten) with any person other than Merrill Lynch (i) relating in any manner to the structuring, offer, issuance, sale, purchase or management of collateralized loan obligations or similar instruments, (ii) the terms of which would in any manner limit the Manager's ability to execute, deliver and perform the Manager's obligations under this letter agreement, the Collateral Management Agreement, the terms of any indenture relating to the Offering or any other documents or instruments contemplated in connection with the transactions described herein or (iii) the terms of which would in any manner limit the Manager's ability to provide information to the Issuer or Merrill Lynch in connection with the
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structuring  and  execution  of such  transactions,  the  composition  or  other characteristics of the Collateral or any other aspect of the Manager's involvement in such transactions.

                  9. Confidentiality. In connection with the transactions contemplated by this letter agreement, Merrill Lynch expects to furnish the Manager with certain oral and written confidential or proprietary material and information, including without limitation information regarding the specific proposed structure of the transaction, including investment criteria and hedging arrangements. All material and information furnished by Merrill Lynch to the Manager, whether oral or written, shall be considered confidential and proprietary unless Merrill Lynch otherwise specifies in writing (all such confidential or proprietary material and information is referred to herein as the "Confidential Information"). The Manager agrees that it will keep the Confidential Information strictly confidential. Notwithstanding the foregoing, the Manager may disclose Confidential Information to Tri-River to the extent the Manager deems appropriate; provided, however, that the Manager agrees to take all reasonable steps necessary to ensure that Tri-River keeps the Confidential Information strictly confidential. The Manager agrees that it will use the Confidential Information solely for the purposes described in this letter agreement. The term "Confidential Information" does not include any information
(i) that is or becomes publicly available other than as a result of a breach of this Section 9 by the Manager or (ii) that was known by the Manager prior to its disclosure by Merrill Lynch. This Section 9 shall not be construed to prohibit disclosure by the Manager of the Confidential Information or any portion thereof pursuant to any subpoena or similar legal process of any court or tribunal provided that the Manager shall first give Merrill Lynch notice of the proposed disclosure and seek to obtain confidential treatment of the Confidential Information or portion thereof from such court or tribunal. Moreover, this
Section 9 shall not be construed to prohibit disclosure by the Manager of the Confidential Information or any portion thereof as required by federal securities laws; provided, however, that the Manager shall first give Merrill Lynch notice of the proposed disclosure and certify to Merrill Lynch in writing that such disclosure is required pursuant to federal securities laws. Upon request of Merrill Lynch, the Manager shall return or cause to be returned to Merrill Lynch the Confidential Information, without retaining any copy thereof. It is understood and agreed that money damages would not be a sufficient remedy for a breach of this Section 9 and that in addition to all other remedies available at law or in equity, Merrill Lynch shall be entitled to equitable relief, including injunction and specific performance, without proof of actual damages.

                  Merrill Lynch agrees that all material and information furnished by the Manager to Merrill Lynch, whether oral or written, with respect to the Collateral shall be considered confidential and proprietary unless the Manager otherwise specifies in writing, and that its review and inspection of such material or information shall be undertaken solely for the purposes of evaluating the transactions contemplated herein. The rights and limitations set forth with respect to the disclosure of Confidential Information by the Manager in the last five sentences of the preceding paragraph shall also apply mutatis mutandis to the disclosure by Merrill Lynch of information with respect to the Collateral. Notwithstanding the foregoing, nothing herein shall prevent the disclosure by Merrill Lynch of information with respect to the Collateral in order to assert, as Merrill Lynch deems necessary or appropriate, any defenses available to them under federal or state law.

                  10. GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE.

                  11. Due Authorization. Each party represents that it is duly authorized to execute this letter agreement.
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                  12. Counterparts.  This letter agreement my be executed in one or more counterparts each of which shall be deemed an original.

                  13. Headings. The section headings in this letter agreement have been inserted as a matter of convenience of reference and are not a part of this letter agreement.
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                  If the above correctly sets forth the understanding  among the
Manager and Merrill Lynch, please so indicate by signing and returning to the undersigned one of the enclosed duplicates of this letter agreement.

                                            Very truly yours,

                                              MERRILL LYNCH, PIERCE, FENNER
                                              & SMITH INCORPORATED
                                              By:___________________________
                                                  Name:
                                                  Title:

Confirmed and agreed to as of the date first above written:

PILGRIM AMERICA INVESTMENTS, INC.


By:_______________________________
     Name:
     Title: